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                                   EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT
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
                                            Jurisdiction of            Name Under Which
Name of Subsidiary                          Organization               Business Conducted
------------------                          ---------------            ------------------
Independent Music Network, Inc.             Delaware                   Independent Music Network, Inc.

InVision Records, Inc.                      Florida                    InVision Records, Inc.

Independent Music Channel, Inc.             Delaware                   Independent Music Channel, Inc. d/b/a
                                                                       Ecity Records

Jump2web.com Corp.                          Delaware                   Jump2web.com Corp.
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